Exhibit 99.1

NEWS FROM:

GRIFFIN INDUSTRIAL REALTY, INC.

CONTACT:

Anthony Galici

Chief Financial Officer

(860) 286-1307

agalici@griffinindustrial.com

Ashley Pizzo

Director, IR & Capital Markets

(212) 218-7914

apizzo@griffinindustrial.com

GRIFFIN ANNOUNCES UPDATE ON REIT CONVERSION, DIVIDEND PLANS, AND UPCOMING REBRANDING

●	On track for conversion to a REIT effective January 1, 2021
●	Accumulated earnings & profits to be distributed via dividend in the first quarter of 2021
●	Change in fiscal year end from November 30th to December 31st
●	Griffin to undergo a rebranding that will include a new company name

NEW YORK, NEW YORK (November 23, 2020) Griffin Industrial Realty, Inc. (Nasdaq: GRIF) (“Griffin” or the “Company”) today announced that its election to become a real estate investment trust (“REIT”) is on track and expected to become effective on January 1, 2021. On November 17, 2020, in connection with the anticipated election to become a REIT, the Company’s Board of Directors approved a change in the Company’s fiscal year end from November 30 to December 31, effective beginning with the Company’s next fiscal year, which will now begin on January 1, 2021 and end on December 31, 2021 (the “New Fiscal Year”). As a result of the change, the Company will have a one-month transition period beginning on December 1, 2020 and ending on December 31, 2020 (the “Transition Period”). The results of the Transition Period are expected to be reported in the Company’s Quarterly Report on Form 10-Q to be filed for the first quarter of the New Fiscal Year, ending March 31, 2021, and in the Company’s Annual Report on Form 10-K to be filed for the New Fiscal Year.

“I am excited that we are on track to complete our anticipated election to be taxed as a REIT in 2021,” said Michael Gamzon, President & Chief Executive Officer. “We believe the REIT conversion is a critical component to realizing the next phase of Griffin’s growth, expanding our investor base, improving the liquidity of our stock and creating meaningful shareholder value over the long term.”

Dividend Plans

In connection with the anticipated REIT conversion, Griffin also announced its intention to declare a dividend in the first quarter of the New Fiscal Year to distribute its estimated accumulated earnings and profits (the “E&P Distribution”), instead of paying an annual dividend in the fourth quarter as it has in previous years. The E&P Distribution is estimated to range between $10.0 million and $12.0 million, or between $1.77 and $2.12 per share of Griffin’s common stock (“common stock”) and will be based on Griffin’s taxable results through December 31, 2020. The actual amount of the E&P Distribution will vary depending on the occurrence, if any, and timing of certain transactions, including any sales of assets currently under agreements to be sold, and the Company’s actual financial results. The E&P Distribution will be paid in a combination of cash and common stock, with the cash component expected to be a minimum of $0.55 per share. Beginning in the second quarter of the New Fiscal Year, Griffin expects to begin making regular quarterly dividend payments.

Rebranding

In connection with the previously announced strategic initiatives the Company is undertaking, Griffin intends to rebrand under a new company name and ticker symbol, during the first quarter of the New Fiscal Year.

“We look forward to sharing our new Company identity,” said Ashley Pizzo, Director of Investor Relations & Capital Markets. “We believe the adoption of a new name and refresh of our branding will further align the Company with the mission we have shared this month at our Virtual Investor Day and REITworld, and the growth plans that we intend to continue to pursue.”

About Griffin

Griffin Industrial Realty, Inc. (“Griffin”) is a real estate business principally engaged in developing, acquiring, managing and leasing industrial/warehouse properties. Griffin recently completed the sale of an approximately 40,000 square foot office/flex building and currently owns 41 buildings totaling approximately 4.6 million square feet (4.2 million of which is industrial/warehouse space) in Connecticut, Pennsylvania, North Carolina and Florida in addition to over 3,400 acres of undeveloped land.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include Griffin’s beliefs and expectations regarding future events or conditions including, without limitation, statements regarding Griffin’s anticipated election to become a REIT, Griffin’s expectations regarding the timing of release of results of the Transition Period, the declaration, form, amount and timing of the E&P Distribution, the payment and timing of future quarterly dividend payments, the timing of adopting a new company name and ticker symbol, potential sales of assets currently under agreements to be sold, and plans for growth, expansion, liquidity and long-term shareholder value. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Other important factors that could affect the outcome of the events set forth in these statements are described in Griffin’s Securities and Exchange Commission filings, including the “Business,” “Risk Factors” and “Forward-Looking Statements” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 30, 2019 and the “Risk Factors” section in Griffin’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2020. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.